Exhibit 99.1

ChemoCentryx Reports Fourth Quarter and Full Year 2018 Financial Results and Recent Highlights

— Strong Progress Across Company’s Orphan Disease Franchise of Novel Renal and Dermal Therapeutics —

— Pivotal top-line data expected from ADVOCATE Phase III trial of C5a receptor inhibitor avacopan in ANCA-associated vasculitis, Q4 —

— Launched AURORA clinical trial of avacopan in Hidradenitis Suppurativa (HS) in December 2018 —

— Marked momentum evident in enrollment of avacopan in C3 Glomerulopathy (C3G) trial, and with CCR2 inhibitor CCX140 in Focal Segmental Glomerulosclerosis (FSGS) –

— Conference call today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., March 11, 2019 — ChemoCentryx, Inc., (Nasdaq:CCXI), today announced financial results for the fourth quarter and full year ended December 31, 2018 and provided an overview of the Company’s recent corporate highlights.

“We at CCXI marched through 2018, achieving essential objectives both tactical and strategic,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “Those 2018 achievements now set the stage for a suite of successive late-stage data readouts starting in the fourth quarter of this year with top-line results from the pivotal ADVOCATE Phase III trial of avacopan in ANCA-associated vasculitis.”

“But ADVOCATE was just the beginning of the pipeline in a drug strategy for avacopan. Another step was the launching in December of the AURORA trial of avacopan in hidradenitis suppurativa, a disfiguring and debilitating skin disorder. AURORA is a large, potentially registration-supporting clinical trial of avacopan, and we aim for top-line data as soon as mid-2020. The third step in the strategy is avacopan in C3 glomerulopathy. The C3G trial has shown strong enrollment trends; putting us again in a position to obtain top-line data for this devastating condition in 2020. Keen observers will be mindful that our renal orphan disease franchise has a second unique asset: the CCR2 inhibitor CCX140 for the treatment of focal segmental glomerulosclerosis in our LUMINA trials program.”

“CCXI’s financial position remains strong and provides us the financial foundation to run these trials simultaneously, and to achieve the data objectives outlined here. Our basic science and discovery platform continues to create value – identifying novel modes of action of our late stage pipeline assets avacopan and CCX140, while also moving toward additional, novel pipeline candidates in renal and dermal disease. For all of these reasons, I think this is one of the most exciting and most promising times in the history of the enterprise.”

Recent Highlights

•

Launched the Company’s Phase IIb clinical trial of avacopan for the treatment of Hidradenitis Suppurativa (HS), called the AURORA trial. HS is a chronic disabling skin autoimmune disease characterized by recurrent, painful, nodules, boils and abscesses. A proof-of-concept study has demonstrated that HS is driven by neutrophils produced by C5a. The AURORA trial aims to enroll 390 patients with moderate to severe HS. The primary endpoint will assess avacopan against placebo at 12 weeks of treatment, using the HiSCR (hidradenitis suppurativa clinical response) scale, which has been validated by the FDA. All groups will be followed for an additional 24 weeks. Secondary endpoints include percent improvement from baseline to week 12 between groups, validated secondary measurements and quality of life measured using the HS Quality of Life Instrument (HiSQOL) and SF36 health assessment.

•

Advanced enrollment in the Company’s clinical trial of avacopan in patients with the kidney disease C3 Glomerulopathy (C3G). Enrollment in this randomized control trial of 88 C3G patients now approaches 50%. C3G is a rare disorder that often affects the young, requiring dialysis and often kidney transplant with recurring disease common. There is no approved effective treatment for C3G.

•

Reached a milestone in the Company’s clinical trials of CCX140 in two sub-populations of Focal Segmental Glomerulosclerosis (FSGS), a rare kidney disease: the LUMINA 1 trial, evaluating patients with sub-nephrotic primary FSGS, is over 50% enrolled. Enrollment in LUMINA 2, evaluating nephrotic syndrome primary FSGS, continues.

•	Maintained a robust balance sheet, with reported cash and investments exceeding $175 million at December 31, 2018, excluding an additional cash raise of $20 million in January 2019.

Fourth Quarter and Full Year 2018 Financial Results

Cash and investments, totaled $177.0 million at December 31, 2018, excluding $20.0 million in gross proceeds from the January 2019 issuance of common stock under the Company’s equity distribution agreement.

Revenue was $9.3 million for the fourth quarter of 2018, compared to $56.3 million for the same period in 2017. For the full year ended December 31, 2018, revenue was $42.9 million, compared to $82.5 million for 2017. The decrease in revenue from 2017 to 2018 was due to the adoption of ASC 606 under the modified retrospective transition method and reflected the cumulative effect of initially applying the new revenue standard of $47.3 million as an adjustment to the opening balance of accumulated deficit and an increase in deferred revenue. Revenue recognized prior to January 1, 2018 has not been restated and continues to be reported under the accounting standards in effect for those periods.

Research and development expenses were $15.1 million for the fourth quarter of 2018, compared to $12.9 million for the same period in 2017. Full year 2018 research and development expenses were $62.7 million compared to $49.5 million in 2017. The increase in research and development expenses from 2017 to 2018 was primarily due to the advancement of the avacopan ADVOCATE Phase III pivotal trial which completed enrollment in July 2018, initiation and patient enrollment of the avacopan Phase II clinical trials in patients with C3G and HS and the CCX140 Phase II clinical trials in patients with FSGS.

General and administrative expenses were $5.6 million for the fourth quarter of 2018, compared to $4.1 million for the same period in 2017. Full year 2018 general and administrative expenses were $20.4 million, compared to $16.5 million in 2017. The increase from 2017 to 2018 was primarily due to higher employee-related expenses, including those associated with our commercialization planning efforts, and higher professional fees.

Net loss for the fourth quarter of 2018 was $10.8 million, compared to net income of $39.7 million for the same period in 2017. Full year 2018 net loss was $38.0 million, compared to net income of $17.9 million in 2017.

Total shares outstanding at December 31, 2018 were approximately 50.7 million shares.

The Company expects to utilize cash and investments in the range of $75.0 million and $85.0 million in 2019.

Conference Call and Webcast

The Company will host a conference call and webcast today, March 11, 2019 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 2269237. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx is currently focusing on its late stage drug candidates for patients with rare diseases, avacopan (CCX168) and CCX140.

Avacopan is an orally-administered small molecule that is a selective inhibitor of the complement C5a receptor, or C5aR. Avacopan is in Phase III development for the treatment of anti-neutrophil cytoplasmic auto-antibody-associated vasculitis (ANCA-associated Vasculitis). In clinical studies to date, avacopan was shown to be safe, well tolerated and provided effective control of the disease while allowing elimination of high-dose steroids, part of the current standard of care. ChemoCentryx is also developing avacopan for the treatment of patients with C3 glomerulopathy (C3G) and hidradenitis suppurativa (HS). The U.S. Food and Drug Administration has granted avacopan orphan-drug designation for ANCA-associated Vasculitis, C3G and atypical hemolytic uremic syndrome (aHUS). The European Commission has granted orphan medicinal product designation for avacopan for the treatment of two forms of ANCA-associated Vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G. Avacopan was also granted access to the European Medicines Agency’s (EMA) PRIority MEdicines (PRIME) initiative, which supports accelerated assessment of investigational therapies addressing unmet medical need.

The Company’s other late stage drug candidate is CCX140, an inhibitor of the chemokine receptor known as CCR2, which is currently being developed for patients with focal segmental glomerulosclerosis (FSGS), a debilitating kidney disease. The U.S. Food and Drug Administration has granted CCX140 orphan-drug designation for the treatment of FSGS.

ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize avacopan and CCX140 in markets outside of the U.S.

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other Inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, when clinical data might become available or be released, the rate at which enrollment in clinical trials may continue, whether avacopan and CCX140 will be commercialized, whether cash utilization projections for 2019 will fall within the projected range and whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K to be filed with the SEC on March 11, 2019 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website

(www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

William Slattery, Jr., Burns McClellan

212.213.0006

bslattery@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)
Condensed Consolidated Statements of Operations Data:
Revenue:
Collaboration and license revenue from related party	$9,332	$56,301	$42,875	$82,497

Total revenue	9,332	56,301	42,875	82,497
Operating expenses:
Research and development	15,100	12,881	62,736	49,495
General and administrative	5,628	4,128	20,409	16,509

Total operating expenses	20,728	17,009	83,145	66,004

Income (loss) from operations	(11,396)	39,292	(40,270)	16,493
Total other income, net	611	363	2,304	1,366

Net income (loss)	$(10,785)	$39,655	$(37,966)	$17,859

Net income (loss) per common share
Basic	$(0.21)	$0.81	$(0.76)	$0.37

Diluted	$(0.21)	$0.80	$(0.76)	$0.36

Shares used to compute net income (loss) per common share
Basic	50,520	48,709	49,814	48,413

Diluted	50,520	49,692	49,814	49,615

	December 31,
	2018	2017
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments	$176,984	$135,220
Accounts receivable from related party(1)	2,058	51,090
Working capital	116,988	146,893
Total assets	183,310	189,328
Long-term debt, net	19,689	4,676
Accumulated deficit	(374,497)	(289,200)
Total stockholders’ equity	14,738	79,267

(1)	December 31, 2017 accounts receivable excluded the remaining $10.0 million cash commitment for the Avacopan Amendment received from Vifor in February 2018.

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